Exhibit 8

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of May 30, 2012 (this “Limited Guarantee”), is made by Sycamore Partners, L.P., a Delaware limited partnership, and Sycamore Partners A, L.P., a Delaware limited partnership (collectively, the “Guarantor”), in favor of The Talbots, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among the Company, TLB Holdings LLC, a Delaware limited liability company (“Parent”), and TLB Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.                                      Limited Guarantee.  To induce the Company to enter into the Merger Agreement, the Guarantor hereby irrevocably and unconditionally guarantees to the Company the due and punctual payment by Parent to the Company of (i) the Parent Termination Fee on the terms and subject to the conditions set forth in Section 9.03 of the Merger Agreement (the “Parent Termination Fee Obligations”), (ii) all of the liabilities and obligations of Parent or Sub under the Merger Agreement (including Section 7.09(d) and Section 9.03(g), and as otherwise contemplated by Section 9.02) when required to be paid by Parent or Sub pursuant to and in accordance with the Merger Agreement (the “Other Obligations”), or (iii) all of the liabilities and obligations of Sycamore Partners Management, L.L.C. (the “NDA Party”) under the Confidentiality Agreement (the “NDA Obligations” and, together with the Parent Termination Fee Obligations and the Other Obligations, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary set forth in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement contemplated hereby or thereby, the Company and the Guarantor agree that in no event shall the aggregate liability of the Guarantor hereunder exceed the amount of the Parent Termination Fee plus the amount of any liability pursuant to Section 7.09(d) and Section 9.03(g) of the Merger Agreement and the amount of all attorneys’ fees payable by the NDA Party pursuant to the Confidentiality Agreement (the “Maximum Liability Cap”), and that the Guarantor shall in no event be required to pay more than the Maximum Liability Cap under or in respect of this Limited Guarantee, or otherwise have any liability relating to, arising out of or in connection with the Merger Agreement and the transactions contemplated thereby or any other circumstance. The Guarantor shall, upon the written request of the Company (a “Performance Demand”), promptly and in any event within twelve (12) Business Days, pay such Guaranteed Obligations in full.

2.                                      Terms of Limited Guarantee.

(a)                                 This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee up to the Maximum Liability Cap, irrespective of whether any action is brought against Parent or Sub or any other Person, or whether Parent or Sub or any other Person are joined in any such action or actions.

(b)                                 Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guarantee (including Section 6 hereof), the liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of:

(i)                                     the value, genuineness, regularity, illegality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein, including this Limited Guarantee (other than in the case of fraud by the Company);

(ii)                                  any release, waiver, forbearance or discharge, in whole or in part, of any obligation of Parent, Sub or the NDA Party contained in the Merger Agreement or the Confidentiality Agreement (other than with respect to any of the Guaranteed Obligations);

(iii)                               any change in the corporate existence, structure or ownership of Parent, Sub or the NDA Party, or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;

(iv)                              any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Sub or the NDA Party, or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or any of their assets;

(v)                                 any compromise, rescission, consolidation, amendment, waiver or modification of the Merger Agreement or the Confidentiality Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement, the Financing Commitments, the Confidentiality Agreement, or the other documents entered into in connection therewith;

(vi)                              the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Sub, the NDA Party or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(vii)                           the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

(viii)                        the failure of the Company to assert any claim or demand or to enforce any right or remedy against any of Parent, Sub or the NDA Party;

(ix)                              the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or the Confidentiality Agreement; or

(x)                                 any other occurrence, circumstance, act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations);

provided that, notwithstanding any other provision of this Limited Guarantee to the contrary, the Company hereby agrees that the Guarantor may assert any defense that Parent, Sub or the NDA Party could assert against the Company under the terms of the Merger Agreement or the Confidentiality Agreement that would relieve each of Parent and Sub of its obligations under the Merger Agreement or the NDA Party of its obligations under the Confidentiality Agreement.

(c)                                  The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Sub, the NDA Party or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Except as expressly provided herein, when pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent, Sub, the NDA Party or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent, Sub, the NDA Party or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent, Sub, the NDA Party or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Company.

(d)                                 The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent, Sub or the NDA Party becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not been terminated.

3.                                      Waiver of Acceptance, Presentment, etc.  Subject to the proviso in Section 2(b)(x), the Guarantor hereby expressly and irrevocably waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices to be provided in accordance with Section 12 hereof or Section 11.03 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally

(other than breach by the Company of this Limited Guarantee).  Subject to the proviso in Section 2(b)(x), the Guarantor hereby unconditionally and irrevocably agrees that it shall not, directly or indirectly, institute any proceeding or make any claim asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

4.                                      Sole Remedy.

(a)                                 The Company acknowledges and agrees that, as of the date hereof, neither Parent nor Sub has any assets, other than their respective rights under the Merger Agreement and the agreements contemplated thereby. Except as specifically contemplated by this Limited Guarantee or the Equity Commitment Letter, the Company acknowledges and agrees that no funds are expected to be contributed to Parent or Sub unless the Offer Closing or Merger Closing occurs, and that, except for rights against Parent and Sub to the extent expressly provided in the fourth paragraph of the Equity Commitment Letter and Section 11.10(b) of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Sub by the Guarantor, any Guarantor Affiliate (as defined below) or any other Person.

(b)                                 Without limiting any obligations of Parent or Sub under the Merger Agreement or Guarantor under the Equity Commitment Letter, the Company agrees that the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein and that the Company has no remedy, recourse or right of recovery against, or contribution from, and no personal liability shall attach to, (i) any former, current or future, direct or indirect director, officer, employee or agent of the Guarantor, Parent, Sub or the NDA Party, (ii) any former, current or future, direct or indirect Affiliate of the Guarantor, Parent, Sub or the NDA Party (other than the Guarantor, Parent, Sub and the NDA Party, but only for Guarantee Claims, Merger Agreement Claims, Equity Commitment Claims and Confidentiality Agreement Claims (each as defined below)), (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to the Guarantor, Parent, Sub or the NDA Party, (iv) any former, current or future, direct or indirect holder of any Equity Interests or securities of the Guarantor, Parent, Sub or the NDA Party (whether such holder is a limited or general partner, member, stockholder or otherwise) (other than the Guarantor, Parent, Sub and the NDA Party, but only for Guarantee Claims, Merger Agreement Claims, Equity Commitment Claims and Confidentiality Agreement Claims), or (v) any former, current or future assignee of the Guarantor, Parent, Sub or the NDA Party or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (other than the Guarantor, Parent, Sub and the NDA Party, but only for Guarantee Claims, Merger Agreement Claims, Equity Commitment Claims and Confidentiality Agreement Claims) (those Persons described in the foregoing clauses (i), (ii), (iii) and (iv), together, with any other Non-Recourse Parent Party (as defined in the Equity Commitment Letter), being referred to herein collectively as “Guarantor Affiliates”), through the Guarantor, Parent, Sub or the NDA Party or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of the Guarantor, Parent, Sub or the NDA Party against the Guarantor, any Guarantor Affiliates, the NDA Party, Parent or Sub or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Limited Guarantee, except, in each case, for (w) its rights against the Guarantor under this Limited Guarantee, (x) its third party beneficiary rights under the Equity Commitment Letter, (y) its rights and remedies against the NDA Party under the Confidentiality Agreement and (z) its rights against Parent or Sub under, and in accordance with, the terms and conditions of the Merger Agreement; provided that in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus its uncalled capital is less than the Maximum Liability Cap (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of the Guarantor hereunder up to the amount of the Guaranteed Obligations for which the Guarantor is liable, as determined in accordance with this Limited Guarantee. Except for Guarantee Claims, Merger Agreement Claims, Equity Commitment Claims and Confidentiality Agreement Claims (each as defined below), recourse against the Guarantor and any Successor Entity under this Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and all of its Affiliates and Subsidiaries against the Guarantor and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.

(c)                                  The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated thereby, against the Guarantor or any Guarantor Affiliate except for (i) claims by the Company against the Guarantor and any Successor Entity under and in accordance with this Limited Guarantee (“Guarantee Claims”), (ii) claims by the Company against Parent or Sub under and in accordance with the Merger Agreement (“Merger Agreement Claims”), (iii) claims by the Company against the NDA Party under and in accordance with the Confidentiality Agreement (“Confidentiality Agreement Claims”) and (iv) to the extent (but only to the extent) the Company is expressly entitled under the Merger Agreement to cause Parent to enforce the Equity Commitment Letter in accordance with the terms thereof, claims by the Company against Parent seeking to cause Parent to enforce the Equity Commitment Letter in accordance with its terms and subject to the limitations in the Merger Agreement (“Equity Commitment Claims”), and the Company hereby, on behalf of itself and its Affiliates (and to the extent permitted by Law, its Representatives), hereby releases the Guarantor and each Guarantor Affiliate from and with respect to any and all claims, known or unknown, now existing or hereafter arising, under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a claim by or on behalf of the Guarantor, Parent or Sub or any other Person against the Guarantor or any Guarantor Affiliate, or otherwise under any theory of law or equity, in each case, except for Guarantee Claims, Merger Agreement Claims, Confidentiality Agreement Claims or Equity Commitment Claims.

(d)                                 For all purposes of this Limited Guarantee, a Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such Person, adds such other Person to an existing legal proceeding, or otherwise asserts in writing a legal claim of any nature relating to the Merger Agreement and the other agreements contemplated hereby against such Person other than such actions as are expressly contemplated and permitted in the Merger Agreement and the other agreements contemplated hereby.

5.                                      Subrogation.  The Guarantor will not exercise against Parent, Sub or the NDA Party any rights of subrogation or contribution, whether arising by contract or operation of Law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 unless and until the Guaranteed Obligations have been indefeasibly paid in full.

6.                                      Termination.

(a)                                 This Limited Guarantee shall terminate upon, and the Guarantor shall not have any further liability or obligation under this Limited Guarantee from and after, the earliest of: (i) the Effective Time, (ii) the termination of the Merger Agreement by mutual written consent of Parent and the Company pursuant to Section 9.01(a) thereof, (iii) the termination of the Merger Agreement by the Company pursuant to Section 9.01(f) thereof, (iv) the payment by the Guarantor, Parent or Sub of the entire Parent Termination Fee or an amount of the Guaranteed Obligations equal to the Maximum Liability Cap, and (v) the six-month anniversary following termination of the Merger Agreement in accordance with its terms (other than terminations for which clauses (ii) or (iii) applies), unless prior to such six-month anniversary (A) the Company shall have delivered a written notice with respect to any of the Guaranteed Obligations and (B) the Company shall have commenced an Action against Guarantor, Parent or Sub alleging the Parent Termination Fee is due and owing, or that Parent or Sub are liable for any other payment obligations under the Merger Agreement (including Section 7.09(d) and Section 9.03(g) thereof) or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1, in which case this Limited Guarantee shall survive solely with respect to amounts so alleged to be owing; provided that, with respect to the foregoing clause (v), if the Merger Agreement has been terminated, such notice has been provided and such Action has been commenced, the Guarantor shall have no further liability or obligation under this Limited Guarantee from and after the earliest of (x) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 14 hereof determining that the Guarantor does not owe any amount under this Limited Guarantee and (y) a written agreement among the Guarantor and the Company that specifically references this Section 6(a)(v) in which the Company acknowledges that the obligations and liabilities of the Guarantor pursuant to this Limited Guarantee are terminated.

(b)                                 In the event that the Company, directly or indirectly, institutes any Action or makes any claim asserting that the provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Maximum Liability Cap (excluding in each case the exercise of the Company’s rights to specific performance under the Equity Commitment Letter and Section 11.10(b) of the Merger Agreement), then (x) the obligations and liabilities of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, and (y) none of the Guarantor, Parent, Sub, the NDA Party nor any Guarantor Affiliate shall have any liability to the Company or any of its Affiliates under this Limited Guarantee.

7.                                      Continuing Guarantee.  Unless terminated pursuant to the provisions of Section 6, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and any Successor Entity, and shall inure to the benefit of, and be enforceable by, the Company and its permitted successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8.                                      Entire Agreement.  This Limited Guarantee, the Merger Agreement, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.                                      Amendment; Waivers, etc.  No amendment, modification or discharge of this Limited Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guarantee or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

10.                               No Third Party Beneficiaries.  Except for the provisions of this Limited Guarantee which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor Affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11.                               Counterparts.  This Limited Guaranty may be executed by facsimile or other means of electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.                                 Notices. All notices, requests, claims, demands, waivers and other communications required or permitted to be given under this Limited Guarantee shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to the Company,

The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Fax No.:	(781) 741-4927
Attention:	Michael Scarpa
Chief Operating Officer/Chief Financial Officer
Email: michael.scarpa@talbots.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention:	Morton A. Pierce
Chang-Do Gong
Facsimile:	(212) 354 8113
Email:	mpierce@whitecase.com
cgong@whitecase.com

if to the Guarantor,

c/o Sycamore Partners Management, L.L.C.
9 West 57th Street, 31st Floor
New York, New York 10019
Attention: Stefan Kaluzny and Peter Morrow

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention:	James P. Faley, Jr.
Facsimile:	(312) 558-5700
Email:	jfaley@winston.com

And

Law Offices of Gary M. Holihan, P.C.

2345 Larkdale Drive

Glenview, IL 60025

Attention: Gary M. Holihan

Email:  garyholihan@gmail.com

or, in each case, at such other address as may be specified in writing to the other party.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

13.                                 Governing Law. THIS LIMITED GUARANTEE AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS LIMITED GUARANTEE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

14.                                 Consent to Jurisdiction, etc. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any Action directly or indirectly based upon, relating to arising out of this Limited Guarantee or the negotiation, execution or performance hereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Action so brought. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Limited Guarantee, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 12.  Nothing in this Section 14 shall affect the right of any party to serve legal process in any other manner permitted by Law. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (ii) that, to the fullest extent permitted by applicable Law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware. The Guarantor hereby appoints Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, as its agent.

15.                                 Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

16.                                 Representations and Warranties.  The Guarantor hereby represents and warrants with respect to itself to the Company that: (a) it is duly organized and validly existing under the Laws of its jurisdiction of organization, (b) it has all limited partnership power and authority to execute, deliver and perform this Limited Guarantee, (c) the execution, delivery and performance of this Limited Guarantee by the Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the Guarantor are necessary therefor, (c) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions, (d) the Guarantor has uncalled capital commitments equal to or in excess of the Maximum Liability Cap and its limited partners or other investors have the obligation to fund such capital, (e) the execution, delivery and performance by the Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable Law or Order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which the Guarantor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Guarantor of the transactions contemplated by this Limited Guarantee on a timely basis and (f) it has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary to fulfill the Guaranteed Obligations under this Limited Guarantee shall be available to the Guarantor for as long as this Limited Guarantee shall remain in effect.

17.                                 No Assignment.  Neither the Guarantor nor the Company may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the

Guarantor) or the Guarantor (in the case of an assignment by the Company).

18.                                 Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Limited Guarantee is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Liability Cap provided in Section 1 hereof and to the provisions of Section 4 and Section 6.  No party shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

19.                                 Headings.  The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

20.                                 Relationship of the Parties; Several Liability.  Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guarantee are solely contractual in nature. In no event shall Parent, Sub, the NDA Party or the Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guarantee.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

SYCAMORE PARTNERS, L.P.
SYCAMORE PARTNERS A, L.P.

By: Sycamore Partners GP, L.L.C.
Its: General Partner

By: Sycamore Partners MM, L.L.C.
Its: Managing Member

By:	/s/ Stefan Kaluzny
Name:	Stefan Kaluzny
Title:	Managing Member

Accepted and agreed to as of the date first written above:

THE TALBOTS, INC.

By:	/s/ Trudy F. Sullivan
Name:	Trudy F. Sullivan
Title:	President & Chief Executive Officer